Exhibit 10.7
ATTACHMENT D
AMENDMENT TO THE
GENCORP INC. 2009 BENEFITS RESTORATION
PLAN FOR THE GENCORP INC. PENSION PLAN (“Plan”)
     In accordance with Section 5.1 of the Plan, the Plan shall be amended, effective as of the dates hereinafter set forth to read as follows:
     1. The heading of Section 3.8(c)(ii) of the Plan shall be amended by substituting “until October 6, 2009” for “and thereafter”, by substituting “until October 6, 2009” for “and thereafter” in the first line thereof and shall be further amended by adding the following sentence at the conclusion thereof:
“From October 6, 2009 and thereafter, Change in Control for the purposes of Section 3.8 means the occurrence of any of the following events:
(i)	All or substantially all (meaning having a total gross fair market value at least equal to 50.1% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions) of the assets of the Company are acquired by a Person (during a twelve month period ending on the date of the most recent acquisition by such person); or

(ii)	the Company is merged, consolidated or reorganized into or with another corporation or entity during a twelve-month period with the result that upon the conclusion of the transaction less than 50.1% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving, resulting or acquiring corporation are beneficially owned (as that term is defined in Rule 13-d 3 under the Exchange Act) by the shareholders of the Company immediately prior to the completion of the transaction.”
     2. As hereby amended, the Plan shall continue in full force and effect.